August 23, 1996

Envirodyne Industries, Inc.
701 Harger Road, Suite 190
Oak Brook, IL   60521

Re:  Envirodyne Industries, Inc. 900,000 Shares of
     Common Stock, par value $.01 per share
     ---------------------------------------------

          This opinion of counsel is provided in my capacity as General Counsel of Envirodyne Industries, Inc. ("Envirodyne"), a
Delaware corporation.

          I refer to the Registration Statement on Form S-8 (the "Registration Statement") being filed by Envirodyne with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 900,000 shares of Common Stock, par value $.01 per share (the "Shares"), of Envirodyne, together with 900,000 Preferred Stock Purchase Rights (the "Rights") associated therewith, to be issued under the Envirodyne Industries, Inc. 1993 Stock Option Plan, as amended (as so amended, the "Plan"). The terms of the Rights are set forth in the Rights Agreement dated as of June 26, 1996 (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent.

          I am familiar with the proceedings to date with respect to the proposed issuance and sale of the Shares and the Rights and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion.

          Based on the foregoing, I am of the opinion that:

          1. Envirodyne is duly incorporated and validly existing under the laws of the State of Delaware.

          2. If, pursuant to due authorization of the Company's Board of Directors, the Company shall issue authorized and unissued shares of its Common Stock pursuant to the Plan, such Shares will be legally issued, fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Securities Act; and (ii) certificates representing such Shares shall have been duly executed, countersigned and registered and duly delivered against receipt by the Company of the consideration (not less than the par value thereof) provided in the Plan.

          3. The Rights associated with the Shares referred to in paragraph 2 will be legally issued when (i) such Rights have been duly issued in accordance with the terms of the Rights Agreement and (ii) the associated Shares have been duly issued and paid for as set forth in paragraph 2.

          The opinion is limited to the General Corporation Law of the State of Delaware and the laws of the United States of America. I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the issuance and sale of the Shares.

          I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to myself included in or made a part of the Registration Statement.

Sincerely yours,

Stephen M. Schuster
Vice President, Secretary
  and General Counsel